As filed with the U.S. Securities and Exchange Commission on June 21, 2017

Registration No. 333-38196

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

GLASSBRIDGE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	41-1838504
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1099 Helmo Ave. N., Suite 250

Oakdale, Minnesota 55128

(Address of principal executive offices)

GlassBridge Enterprises, Inc. Retirement Investment Plan (f/k/a Imation Retirement Investment Plan)

(Full title of the plan)

Tavis Morello

General Counsel and Corporate Secretary

GlassBridge Enterprises, Inc.

1099 Helmo Ave. N., Suite 250

Oakdale, Minnesota 55128

(651) 704-4000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

GlassBridge Enterprises, Inc., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to terminate the registration of any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) and interests in the GlassBridge Enterprises, Inc. Retirement Investment Plan (f/k/a Imation Retirement Investment Plan) (“the Plan”), registered but unsold or otherwise unissued under the Registration Statement on Form S-8 (File No. 333-38196) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on May 31, 2000.

Participants can no longer contribute their funds to purchase Common Stock pursuant to the Plan. Accordingly, the Registrant hereby amends the Registration Statement to remove from registration the securities covered by the Registration Statement which remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakdale, State of Minnesota, on June 21, 2017. The following person is signing this Post-Effective Amendment on behalf of the Registrant in reliance upon Rule 478 under the Securities Act.

GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Danny Zheng
Name: Danny Zheng
Title: Interim Chief Executive Officer and Chief Financial Officer